Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292425

ASCENT SOLAR TECHNOLOGIES, INC.

769,232 Shares of Common Stock

256,411 Shares of Common Stock Issuable Upon the Exercise of Outstanding Pre-Funded Warrants

1,025,643 Shares of Common Stock Issuable Upon the Exercise of Outstanding Series A Common Warrants

1,025,643 Shares of Common Stock Issuable Upon the Exercise of Outstanding Series B Common Warrants

71,795 Shares of Common Stock Issuable Upon the Exercise of Outstanding Placement Agent Warrants

This prospectus relates to the resale of up to 3,148,724 shares of Ascent Solar Technologies, Inc. (the “Company,” “we,” “our” or “us”) common stock, par value $0.0001 per share, by the Selling Stockholders listed in this prospectus (the “Selling Stockholders”). The shares of common stock registered for resale pursuant to this prospectus consist of (i) 769,232 shares of common stock (the “Shares”), (ii) 256,411 shares of common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), (iii) 1,025,643 shares of common stock (the “Series A Common Warrant Shares”) issuable upon the exercise of Series A common warrants (the “Series A Warrants”), (iv) 1,025,643 shares of common stock (the “Series B Common Warrant Shares”) issuable upon the exercise of Series B common warrants (the “Series B Warrants”), and (v) 71,795 shares of common stock (the “Placement Agent Warrant Shares” and together with the Pre-Funded Warrant Shares, Series A Common Warrant Shares, and Series B Common Warrant Shares the “Warrant Shares”) issuable upon the exercise of certain warrants issued to our placement agent (the “Placement Agent Warrants” and together with the Pre-Funded Warrants, Series A Common Warrants, and Series B Common Warrants, the “Warrants”). The Shares and Warrants were issued to the Selling Stockholders in a private placement offering (the “Private Placement”) which closed on December 8, 2025.

For additional information about the Private Placement, see “Private Placement.”

The Pre-Funded Warrants have an exercise price of $0.0001, are immediately exercisable and expire when exercised in full. The Series A Warrants and Series B Warrants have an exercise price of $1.70 per share and are exercisable immediately upon issuance. The Series A Warrants have a term of exercise equal to five (5) years following the effective date of this Registration Statement and the Series B Warrants have a term of exercise equal to eighteen (18) months following the effective date of this Registration Statement. The Placement Agent Warrants have substantially the same terms as the Series A Warrants, except that the Placement Agent Warrants have an exercise price of $2.4375 per share.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in their shares of common stock on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of common stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 7 and “Plan of Distribution” beginning on page 7 of this prospectus for more information.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ASTI.” On January 6, 2026, the last reported sale price for our Common Stock on The Nasdaq Capital Market was $5.29 per share. Our principal executive offices are located at 12300 Grant Street, Suite 160, Thornton, Colorado 80241, and our telephone number is (720) 872-5000.

This prospectus, including such information that is incorporated by reference, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find Additional Information.”

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission, or the SEC, on March 31, 2025 and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 6, 2026.

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ABOUT THIS PROSPECTUS

Unless the context requires otherwise, references in this prospectus to the terms “we,” “us,” “our,” “Ascent,” “Ascent Solar” or the “Company” mean Ascent Solar Technologies, Inc.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, on a continuous basis, in one or more offerings, sell or otherwise dispose of up to 3,148,724 shares of common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. You should read the additional information described under “Where You Can Find More Information” and “Information we Incorporate by Reference.”

We will not receive any proceeds from the sale or other disposition of the shares of common stock registered hereunder, except with respect to amounts received by us upon exercise of the Warrants.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

As used herein, and any amendment or supplement hereto, unless otherwise indicated, “we,” “us,” “our,” the “Company,” “Ascent,” or “Ascent Solar” means Ascent Solar Technologies, Inc.

Overview

We were incorporated in 2005 from the separation by ITN Energy Systems, Inc. (“ITN”) of its Advanced Photovoltaic Division and all of that division’s key personnel, core technologies, and certain trade secrets and royalty free licenses to use in connection with the manufacturing, developing marketing, and commercializing Copper-Indium-Gallium-diSelenide (“CIGS”) photovoltaic (“PV”) products.

We are a solar technology company that manufactures and sells PV solar modules that are flexible, durable, and possess attractive power to weight and power to area performance. Our technology provides renewable power solutions to high-value production and specialty solar markets where traditional rigid solar panels are not suitable, including space power beaming, aerospace, satellites, near earth orbiting vehicles, fixed wing unmanned aerial vehicles (“UAV”), aquatic, terrestrial, and other weight-sensitive markets (including DoD drone and space operations) with transformational high quality, value added product applications. We operate in these target markets because they have highly specialized needs for power generation and offer attractive pricing due to the significant technological requirements.

We believe the value proposition of Ascent’s proprietary solar technology not only aligns with the needs of customers in our target markets, but also overcomes many of the obstacle’s other solar technologies face in space, aerospace and other markets. Ascent designs and develops finished products for end users in these areas and collaborates with strategic partners to design and develop integrated solutions for products like satellites, spacecraft, airships and UAV. Ascent sees significant overlap in the needs of end users across some of these markets and believes it can achieve economies of scale in sourcing, development, and production in commercializing products for these customers.

The integration of Ascent's solar modules into space, near space, and aeronautic vehicles with ultra-lightweight and flexible solar modules is an important market opportunity for the Company. Customers in this market have historically required a high level of durability, high voltage and conversion efficiency from solar module suppliers, and we believe our products are well suited to compete in this premium market and will fill a void in the satellite market with a lower cost, lighter module and a product that, if struck by an object in space, will create limited space debris.

Recent Developments

The Company continues to focus on cell and aerial efficiency improvements on our Copper-Indium-Gallium-diSelenide ("CIGS")-based solar cells. With the incorporation of Zn(O,S) as a buffer layer, the Company learned that reintroducing CdS as a combined hybrid buffer layer improved overall performance and efficiencies by minimizing optical losses and improving overall short-circuit current and open-circuit voltages. These efforts resulted in Ascent’s engineering and production teams consistently achieving increases in device efficiency and overall performance since September 2023, with its latest achievement at 15.7%. The Company continues to focus its R&D efforts on increasing aerial efficiencies and power to weight ratios in the AM0 spectrum.

Due to the high durability enabled by the monolithic integration employed by our technology, the capability to customize modules into different form factors and what we believe is the industry leading light weight and flexibility provided by our modules, we believe that the potential applications for our products are extensive, including integrated solutions anywhere that may need power generation such as power beaming solutions, or vehicles in space or in flight.

Smaller Reporting Company Status

We are a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million.

As a smaller reporting company, we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated under the laws of Delaware in October 2005. Our principal business office is located at 12300 Grant Street, Thornton, Colorado 80241, and our telephone number is (720) 872-5000. Our website address is www.ascentsolar.com. Information contained on our website or any other website is not a part of, or incorporated in, this prospectus.

THE OFFERING

Common Stock to be offered by the Selling Stockholders	Up to 3,148,724 shares of common stock, which are comprised of (i) 769,232 Shares, (ii) 256,411 shares of common stock issuable upon exercise of the Pre-Funded Warrants, (iii) 1,025,643 shares of common stock issuable upon exercise of the Series A Warrants, (iv) 1,025,643 shares of common stock issuable upon exercise of the Series B Warrants, and (iv) 71,795 shares of common stock issuable upon exercise of the Placement Agent Warrants.

Use of Proceeds

We will not receive any of the proceeds from the sale of the Shares covered by this prospectus, except with respect to amounts received by us due to the exercise of any Warrants for cash. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants.

We intend to use the proceeds from the exercise of any Warrants for cash for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses. See “Use of Proceeds.”

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” on page 3 of this prospectus and under similar headings in the documents incorporated by reference herein before deciding to invest in our securities.

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ASTI.”

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025, as supplemented by our Quarterly Reports on Form 10-Q filed with SEC on May 14, 2025, August 12, 2025 and November 10, 2025, and our other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of common stock could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any accompanying prospectus or prospectus supplement and the documents incorporated by reference herein and therein may contain forward looking statements that involve significant risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and assumptions about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC which are incorporated by reference herein. This prospectus, and any accompanying prospectus or prospectus supplement, should be read in conjunction with the financial statements for the fiscal years ended December 31, 2024 and 2023 and related notes, which are incorporated by reference herein, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future that are incorporated by reference herein.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of the significant risks, uncertainties and assumptions that accompany forward-looking statements, the forward-looking events and circumstances discussed in this prospectus and any accompanying prospectus or prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus, or any accompanying prospectus or any prospectus supplement. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

Any forward-looking statement you read in this prospectus, any accompanying prospectus, or any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC that are incorporated by reference herein. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PRIVATE PLACEMENT

On December 5, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors for the issuance and sale in a private placement (the “Private Placement”) of (i) 769,232 Shares, (ii) Pre-Funded Warrants to purchase up to 256,411 shares of common stock, with an exercise price of $0.0001 per share, (iii) Series A Warrants to purchase up to 1,025,643 shares of common stock, with an exercise price of $1.70 per share, and (iv) Series B Warrants to purchase up to 1,025,643 shares of common stock, with an exercise price of $1.70 per share. The Pre-Funded Warrants are immediately exercisable and expire when exercised in full. The Series A Warrants are immediately exercisable and will expire five (5) years from the effective date of this Registration Statement. The Series B Warrants are immediately exercisable and will expire eighteen (18) months from the effective date of this Registration Statement. The combined purchase price per Share and accompanying Series A Warrants and Series B Warrants was $1.95 and the purchase price per Pre-Funded Warrant and accompanying Series A Warrants and Series B Warrants was $1.9499. The Private Placement closed on December 8, 2025.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of December 5, 2025, with the Investors, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Shares and the shares of Common Stock underlying the Pre-Funded Warrants, Series A Warrants and the Series B Warrants no later than thirty (30) days after the date of the Registration Rights Agreement (the “Registration Statement”), and to use its best efforts to have the Registration Statement declared effective as promptly as practical thereafter, and in any event no later than sixty (60) days following the date of the Registration Rights Agreement (or ninety (90) days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

H.C. Wainwright & Co., LLC (the “Placement Agent”) served as our exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of June 17, 2025 (as amended), between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, we paid the Placement Agent (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the Private Placement received in the Private Placement, and (ii) reimbursement of up to $85,000 for legal fees and expenses, including out of pocket expenses and non-accountable expenses. Also pursuant to the Engagement Agreement, the Company, in connection with the Private Placement, agreed to issue to the Placement Agent or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 71,795 shares of Common Stock (the “Placement Agent Warrant Shares”). The Placement Agent Warrants have an exercise price of $2.4375 per share (which represents 125% of the combined Private Placement offering price), expire five (5) years following the effective date of this Registration Statement and became exercisable upon issuance. In addition, upon the exercise for cash of any privately-placed, unregistered warrants issued to investors in an offering (an “Offering”), which includes the Private Placement, the Company has agreed to issue to Placement Agent (or its designees), within five (5) business days of the Company’s receipt of the exercise price, Placement Agent Warrants to purchase that number of shares of Common Stock of the Company equal to 7.0% of the aggregate number of such shares of Common Stock underlying such warrants that have been so exercised and such Placement Agent Warrants will be in the same form and terms as the Placement Agent Warrants originally issued in the applicable Offering.

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SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholders, based on its ownership of the shares of common stock and warrants, as of January 6, 2026, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Intracoastal Capital, LLC (1)	1,111,594	769,233	342,361
Armistice Capital, LLC (2)	769,233	769,233	—
Alto Opportunity Master Fund, SPC-Segregated Master Portfolio B (3)	769,233	769,233	—
Lincoln Alternative Strategies LLC (4)	769,230	769,230	—
Noam Rubinstein (5)	294,665	22,615	272,050
Charles Worthman (6)	1,418	718	700
Augustus Trading LLC (7)	46,039	46,039	—
Wilson Drive Holdings LLC (8)	4,786	2,423	2,363

(1)	Contains (i) 256,411 Shares, (ii) Series A Warrants to purchase up to 256,411 shares of common stock, and (iii) Series B Warrants to purchase up to 256,411 shares of common stock. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address for Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.
(2)	Contains (i) Pre-Funded Warrants to purchase up to 256,411 Shares, (ii) Series A Warrants to purchase up to 256,411 shares of common stock, and (iii) Series B Warrants to purchase up to 256,411 shares of common stock. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

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(3)	Contains (i) 256,411 Shares, (ii) Series A Warrants to purchase up to 256,411 shares of common stock, and (iii) Series B Warrants to purchase up to 256,411 shares of common stock. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd. W. 2nd Floor Westport, CT 06880.
(4)	Contains (i) 256,410 Shares, (ii) Series A Warrants to purchase up to 256,410 shares of common stock, and (iii) Series B Warrants to purchase up to 256,410 shares of common stock. Stephen Temes (“Mr. Temes”) has voting control and investment discretion over the securities reported herein that are held by Lincoln. As a result, Mr. Temes may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Lincoln. The address for Lincoln is 404 Washington Avenue Suite 660 Miami Beach, FL 33139.
(5)	The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of Placement Agent Warrants which have been issued as compensation and that are held by Noam Rubinstein and 250,000 shares of common stock issuable upon exercise of warrants issued in June 2025 and that are the held by Stuywater Capital LLC (“Stuywater”). Noam Rubinstein, is the managing member of Stuywater and holds voting and dispositive power over the securities that are held by him and by Stuywater. As a result, Mr. Rubinstein may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Stuywater. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer. Neither Stuywater nor Mr. Rubinstein is a broker-dealer. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. The business address for Noam Rubinstein and Stuywater is 430 Park Ave, 3rd Floor, New York, NY 10022.
(6)	The selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has the voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of the Placement Agent Warrants received as compensation in connection with offerings consummated by us in June 2025 and December 2025. The selling stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(7)	The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of Placement Agent Warrants which have been issued as compensation. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The address for Augustus Trading LLC is 430 Park Ave, 3rd Floor, New York, NY 10022.
(8)	The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of Placement Agent Warrants which have been issued as compensation. The securities are held by Wilson Drive Holdings LLC with a registered address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

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USE OF PROCEEDS

We are registering the Shares for resale by the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares covered by this prospectus, except with respect to amounts received by us due to the exercise of any Warrants for cash. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants.

We intend to use the proceeds from the exercise of any Warrants for cash for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

The following summary describes our common stock and the material provisions of our Certificate of Incorporation, our bylaws, and of the Delaware General Corporation Law (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws. We encourage you to read those documents and the DGCL carefully.

Authorized Capital Stock

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share, of which 750,000 have been designated Series A preferred stock and 4,000 have been designated Series 1C preferred stock.

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. Additional authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Outstanding Capital Stock

As of January 6, 2026, the Company had issued and outstanding 4,712,215 shares of common stock, 48,100 shares of Series A preferred stock and 726 shares of Series 1C preferred stock.

Series A Preferred Stock

Rank

The Series A preferred stock ranks pari passu to the common stock with respect to dividends and rights upon liquidation.

Voting Rights

Except as otherwise required by law (or with respect to approval of certain actions), the Series A preferred stock shall have no voting rights.

Dividends

Holders of Series A preferred stock are entitled to cumulative dividends at a rate of 8% per annum when and if declared by the Board of Directors at its sole discretion. The dividends may be paid in cash or in the form of common stock (valued at 10% below market price, but not to exceed the lowest closing price during the applicable measurement period), at the discretion of the Board of Directors. The dividend rate on the Series A Preferred Stock is indexed to the Company's stock price and subject to adjustment.

Conversion and Redemption Rights

The Series A Preferred Stock may be converted into shares of common stock at the option of the Company if the closing price of the common stock exceeds $23.2 billion, adjusted for reverse stock splits, for twenty consecutive trading days, or by the holder at any time. The Company has the right to redeem the Series A Preferred Stock at a price of $8.00 per share, plus any accrued and unpaid dividends, plus the make-whole amount (if applicable). At September 30, 2025, the preferred shares were not eligible for conversion to common shares at the option of the Company. The holder of the preferred shares may convert to common shares at any time. After making adjustment for the Company’s prior reverse stock splits, all 48,100 outstanding Series A preferred shares are convertible into less than one common share. Upon any conversion (whether at the option of the Company or the holder), the holder is entitled to receive any accrued but unpaid dividends.

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Liquidation Value

Upon any liquidation, dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company, the holders of Series A preferred stock shall be entitled to receive, pari passu with any distribution to the holders of common stock of the Company, an amount equal to $8.00 per share of Series A preferred stock plus any accrued and unpaid dividends.

Series 1C Preferred Stock

Rank

The Series 1C preferred stock ranks senior to the common stock with respect to dividends and rights upon liquidation.

Voting Rights

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series 1C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the outstanding shares of Series 1C Preferred Stock held by such holder are convertible as of the record date (but only after giving effect to the maximum percentage conversion limitations referred to above). Except as provided by law or by the other provisions of the Series 1C Preferred Stock, holders of Series 1C Preferred Stock shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Dividends

Holders of the Series 1C Preferred Stock are entitled to dividends on the per share stated value of $1,000 in the amount of 10% per annum, payable quarterly. The dividend rate will increase to 15% if any of the Series 1C Preferred Stock remains outstanding on or after October 17, 2027. Unless the Company elects to pay dividends on the Series 1C Preferred Stock in cash, the Company will cumulate the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series 1C Preferred Stock. The Company recorded accrued dividends of $77,341 as of September 30, 2025.

Conversion Rights

The Series 1C Preferred Stock is convertible into common stock at any time after April 17, 2025 at the option of the holder at an initial fixed conversion price of $2.50 per share of common stock; however, the holder may not convert any portion to the extent that the holder would beneficially own more than 4.99% of the Company's outstanding shares of Common Stock outstanding immediately after giving effect to the conversion.

Redemption

If at any time the closing sale price of the Company’s common stock equals at least 300% of the conversion price for the most recent 20 consecutive trading days, the Company shall have the right to redeem all, but not less than all, of the Series 1C Preferred Stock then outstanding in cash at a price equal to 110% of the stated value of the shares being redeemed.

Liquidation Value

Upon our liquidation, dissolution or winding up, holders of Series 1C Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any of shares of common stock, an amount per share of Series 1C Preferred Stock equal to the greater of (A) 110% of the stated value of such preferred share and (B) the amount per share such holder would receive if such holder converted such preferred share into common stock immediately prior to the date of such payment.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

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Preferred Stock

Our board is authorized by our charter to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our charter and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Board Composition; Removal of Directors and Filling Board Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.

Our bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

Staggered Board

Our Board is divided into three classes, with one class of directors elected at each year's annual stockholders meeting. Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Special Meetings

Our bylaws provide that special meetings of stockholders may only be called at the request of a majority of the board, and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Undesignated Preferred Stock

Our charter provides for 25,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

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Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Computershare Investor Services.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Carroll Legal LLC, Denver, Colorado. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

Our balance sheets as of December 31, 2024 and 2023 and the related statement of operations, changes in statement of stockholders’ equity and statement of cash flows for the years ended December 31, 2024 and 2023, incorporated in this prospectus by reference have been audited by Haynie & Company, independent registered public accounting firm, with respect thereto, and has been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

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INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025 filed with the SEC on May 14, 2025, August 12, 2025 and November 10, 2025, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on March 13, 2025, May 29, 2025, June 9, 2025, June 27, 2025, June 30, 2025, August 6, 2025, August 20, 2025, December 8, 2025, and December 31, 2025 (other than any portions thereof deemed furnished and not filed); and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 16, 2022, as updated by the Description of Securities set forth on Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025, including any amendment or report filed for the purpose of updating such information.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) on or after the date of the effectiveness of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting CFO, c/o Ascent Solar Technologies, Inc., at 12300 Grant Street, Thornton, Colorado 80241. Our telephone number is (720) 872-5000. Information about us is also available at our website at https://www.ascentsolar.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

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